Exhibit 99.1

ConnectOne Bancorp, Inc. to Expand on Long Island Through Merger with
The First of Long Island Corporation

ENGLEWOOD CLIFFS, N.J., September 5, 2024 -- ConnectOne Bancorp, Inc. (Nasdaq: CNOB) ("ConnectOne or “Company"), parent company of ConnectOne Bank, and The First of Long Island Corporation (Nasdaq: FLIC) (“First of Long Island”), parent company of The First National Bank of Long Island, jointly announced today that they have entered into a definitive agreement pursuant to which First of Long Island will merge with and into ConnectOne. The combined company will operate under the ConnectOne brand, and will have approximately $14 billion in total assets, $11 billion in total deposits, and $11 billion in total loans.

Under the terms of the agreement, First of Long Island shareholders will receive 0.5175 shares of ConnectOne common stock for each share of First of Long Island common stock. The transaction is presently valued at approximately $284 million in the aggregate, or approximately $12.40 per First of Long Island share, based upon the closing common stock price of $23.97 for ConnectOne Bancorp as of September 4, 2024.

First of Long Island is headquartered in Melville, NY, and operates 40 branches in the New York Metropolitan area, with approximately 92% of its deposits located in Nassau or Suffolk Counties. As of June 30, 2024, First of Long Island had approximately $4.2 billion of assets, $3.3 billion of loans, and $3.4 billion of deposits. Based on S&P Capital IQ Pro data as of June 30, 2023, First of Long Island is ranked #4 in Nassau County and #5 in Suffolk County in deposit market share among banks under $100 billion of assets.

“We are excited to bring together two highly complementary, commercially focused banks to create a truly premier New York-metro community bank.” said Frank Sorrentino III, Chairman and Chief Executive Officer of ConnectOne Bank. “This transaction is a natural fit as both ConnectOne and First of Long Island share a strong credit culture, a long-term track record of strong financial performance, and a deep commitment to putting clients at the center of our businesses.”

Mr. Sorrentino added, “Strategically, this is a compelling transaction which enhances our franchise value, solidifies ConnectOne’s presence in the New York City market and accelerates our Long Island growth strategy. Additionally, adding over $3 billion in deposits, the combination will establish ConnectOne as one of the top 5 banks on Long Island, in terms of deposit market share.”

“Financially, the all-stock transaction will be accretive to earnings and offers positive pro forma benefits while maintaining a rigorous risk management culture and a strong capital and liquidity position. By combining our talents and resources we’re creating a significantly enhanced platform for continued growth while offering our clients an expanded range of services and enhanced capabilities.”

“Joining forces with ConnectOne begins the next chapter in The First National Bank of Long Island’s story. Together, we leverage the strengths, expertise, and resources of both companies to offer our clients the muscle and support of a $14 billion institution with a people-first culture backed by modern infrastructure,” said Chris Becker, CEO of The First National Bank of Long Island. This partnership is the coming together of two market-adjacent companies that will be positioned for greater success, and I am proud to continue to support the combined company as the Board’s Vice Chairman.”

Strategic Transaction Highlights:

●	Creates a premier middle-market bank focused on serving the greater New York metro area
●	Pro forma company will have significant scale, with $14 billion in assets and a market capitalization of over $1.2 billion, based on ConnectOne’s closing stock price as of September 4, 2024
●	Transaction allows ConnectOne to leap over the $10 billion threshold with significant scale
●	Materially enhances ConnectOne’s presence on Long Island – 30% of pro forma deposit franchise to be located in Nassau and Suffolk Counties (based on S&P Capital IQ Pro data as of 6/30/2023)
●	Highly compatible client-first cultures
●	Low execution risk – ConnectOne is an experienced acquiror and integrator, and has performed extensive due diligence
●	ConnectOne already has a high level of familiarity with the Long Island market, having opened its first Long Island branch in 2018

The merger is expected to be approximately 36% accretive to ConnectOne’s earnings per share in 2025 as adjusted for an illustrative full phase-in of cost savings. Tangible book value per share dilution is projected at 12%, with an earnback period of approximately 2.9 years. ConnectOne projects to deliver a return on average tangible common equity of approximately 14% and an efficiency ratio of approximately 45% in 2025, adjusted for an illustrative full phase-in of cost savings.

As part of the transaction, ConnectOne plans to raise approximately $100 million in subordinated debt prior to the transaction closing, the net proceeds of which will be downstreamed in the form of equity capital to ConnectOne Bank.

Effective at the closing of the transaction, Mr. Becker will become Vice Chairman of ConnectOne and two current independent members of First of Long Island’s board will join the Board of Directors of ConnectOne.

The transaction has been unanimously approved by the Board of Directors of both companies and is expected to be completed in mid-2025, subject to approval by shareholders of both First of Long Island and ConnectOne, as well as regulatory approvals and other customary closing conditions.

Keefe, Bruyette & Woods, Inc., A Stifel Company, served as financial advisor to ConnectOne and Windels Marx Lane & Mittendorf, LLP served as its legal counsel. Piper Sandler & Co, served as financial advisor to First of Long Island and Luse Gorman PC served as its legal counsel.

Conference Call, Webcast and Investor Presentation

ConnectOne will host a conference call and audio webcast at 10:00 a.m. ET on September 5, 2024 to review the proposed transaction. The conference call dial-in number is (646) 307-1963, access code 4195701 Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Shareholders" link on the Company's website at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on September 5, 2024 and ending on September 12, 2024 by dialing (609) 800-9909, access code 4195701. An online archive of the webcast will be available following the completion of the conference call at http://ir.connectonebank.com.

An investor presentation discussing the proposed transaction will be available for download by approximately 8:00 a.m. ET on Thursday, September 5, 2024 at the "Shareholders" link on the Company's website at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at www.connectonebank.com.

About First of Long Island Corporation

The First of Long Island Corporation (Nasdaq: FLIC) is the parent company of The First National Bank of Long Island, a local bank founded in 1927 in Glen Head, New York. Through its branch network branded as First National Bank LI, the Bank focuses on business and consumer needs on Long Island and in New York City. We offer a broad set of lending, deposit, investment, and digital products. First National Bank LI is known for its culture of delivering extraordinary service and a “Customer First” banking experience to small and middle market businesses, professional service firms, not-for-profits, municipalities and consumers. The Bank’s tagline “Go First, Go Far SM communicates the benefits of its employees’ commitment to helping customers reach their financial goals. For more information about the Bank and Corporation visit fnbli.com.

IMPORTANT INFORMATION ABOUT THE MERGER

In connection with the proposed merger with First of Long Island, ConnectOne will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of ConnectOne’s common stock to be issued. The registration statement will include a joint proxy statement/prospectus of First of Long Island and ConnectOne which will be sent to the shareholders of First of Long Island and ConnectOne seeking their respective approval of the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT CONNECTONE, FIRST OF LONG ISLAND, AND THE PROPOSED TRANSACTION.

A free copy of these documents, as well as other filings containing information about ConnectOne and First of Long Island, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from ConnectOne at the “Investor Relations” section of ConnectOne’s web site at www.connectonebank.com or from First of Long Island at the “Investor Relations” section of First of Long Island’s website at www.fnbli.com. Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, when available by directing a request to ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, Attention: Laura Criscione, Corporate Secretary or to The First of Long Island Corporation, 275 Broadhollow Road, Melville, NY 11747, Attention: Pauline Wimmer, Corporate Secretary.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The communication is not a substitute for the Registration Statement that will be filed with the SEC or the Joint Proxy Statement/Prospectus.

FORWARD-LOOKING STATEMENTS

All non-historical statements in this press release (including without limitation statements regarding the pro forma effect of the proposed transaction, cost savings, anticipated expense totals, the accretive nature of the proposed transaction, revenue enhancement opportunities, anticipated capital ratios and capital, positioning, value creation, growth prospects and timing of the closing) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving ConnectOne and First of Long Island, including future financial and operating results, and the combined company's plans, objectives, expectations and intentions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made. Except to the extent required by applicable law or regulation, ConnectOne and First of Long Island assume no duty to update forward-looking statements.

In addition to factors previously disclosed in ConnectOne’s and First of Long Island’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the acquisition, including approval by shareholders of First of Long Island and ConnectOne, on the expected terms and schedule; delay in closing the acquisition; difficulties and delays in integrating First of Long Island’s business or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; changes in ConnectOne’s stock price before closing, including as a result of the financial performance of First of Long Island prior to closing; the reaction to the transaction of the companies' clients, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Further information regarding ConnectOne, First of Long Island and factors which could affect the forward-looking statements contained herein can be found in ConnectOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and its other filings with the SEC, and in First of Long Island’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and its other filings with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

PROXY SOLICITATION

ConnectOne, First of Long Island and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of First of Long Island and ConnectOne in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about ConnectOne, and its directors and executive officers, may be found in the definitive proxy statement of ConnectOne relating to its 2024 Annual Meeting of Shareholders filed with the SEC on April 11, 2024, and other documents filed by ConnectOne with the SEC. Additional information about First of Long Island, and its directors and executive officers, may be found in the definitive proxy statement of First of Long Island relating to its 2024 Annual Meeting of Shareholders filed with the SEC on March 8, 2024, and other documents filed by First of Long Island with the SEC. These documents can be obtained free of charge from the sources described above.

ConnectOne Investor Contact:
William S. Burns
Senior Executive VP & CFO
201.816.4474; bburns@cnob.com

First of Long Island Investor Contact:
Janet T. Verneuille

Senior Executive VP & CFO

516.671.4900 Ext. 7462; janet.verneuille@fnbli.com

ConnectOne Media Contact:
Mitchell Mevorah,

MWW
646.306.1965; mmevorah@mww.com